Exhibit 10.3

PROMISSORY NOTE

Principal Amount	Effective Date of Note: December 24, 2024
$316,920.00	Omaha, Nebraska

This PROMISSORY NOTE is made as of December 24, 2024 (this “Note”), by CleanCore Solutions, Inc., a Nevada corporation (“Maker” or “Company”), in favor of Gary Hollst (“Payee,” which term includes any future holder hereof).

Recitals:

A. On October 17, 2022, the Company issued to BURLINGTON CAPITAL LLC, a Delaware limited liability company (“Burlington”), a promissory note (the “Burlington Note,” as subsequently amended and extended).

B. On May 31, 2024, Burlington assigned $633,840.00, representing both the principal amount of the Burlington Note plus accrued interest thereon from the date of original issuance of the Burlington Note, to Walker Water, LLC under the Allonge, Assignment, and Agreement, dated May 31, 2024, and Company and Walker Water, LLC entered into a new promissory note with the same date to effectuate that assignment (the “Walker Water Note”).

C. This Note is being issued by the Company in connection that certain Assignment Agreement, dated December 24, 2024 (the “Assignment Agreement”), which, among other things, contemplates the assignment of one-half of the Walker Water Note to Payee.

Agreed Terms:

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Payee the principal sum of Three Hundred Sixteen Thousand, Nine Hundred Twenty and 0/100 Dollars ($316,920.00) (the “Principal Amount”).

1. Interest and Payment. Payment of the Principal Amount shall be made on May 31, 2025 (the “Maturity Date”). No interest shall be due on such Principal Amount except as otherwise provided herein.

2. Prepayment. Maker shall have the right to prepay the Principal Amount of this Note, together with any additional sums which may become due and owing pursuant to the terms and provisions of this Note.

3. Events of Default. Upon the occurrence of any one of the events of default (herein an “Event of Default”) described below, the payments of the Principal Amount shall, at the option of the Payee, be accelerated, and such remaining Principal Amount, and all other such sums shall immediately be due and payable without notice or demand.

The following shall constitute an Event of Default:

(a)	Maker fails to pay the Principal Amount required hereunder when due; or

(b)	Maker fails to perform or observe any material covenant, condition or agreement to be performed or observed by Maker hereunder; or

(c)	Maker:

(i) Shall be adjudicated insolvent or a bankrupt, or ceases, is unable, or admits in writing the inability to pay debts as they mature, makes a general assignment for the benefit of, or enters into any composition or arrangement with its creditors; or

(ii) Applies for or consents to the appointment of a receiver, trustee or liquidator of a substantial part of the property of Maker, or authorizes such application or consent, or proceedings seeking such appointment shall be instituted against Maker without such authorization, consent or application and shall continue undismissed for a period of thirty (30) days; or

(iii) Authorizes or files a voluntary petition in bankruptcy or applies for or consents to the application of any bankruptcy, reorganization in bankruptcy, arrangement, readjustment of debt, insolvency, dissolution, moratorium or other similar proceeding, or authorizes such application or consent, or proceedings to such end shall be instituted against Maker without such authorization, application or consent, and such proceedings instituted against Maker shall continue undismissed for a period of thirty (30) days; or

Upon the occurrence of any such Event of Default, the Principal Amount shall thereafter bear interest at the rate of ten percent (10%) per annum.

Payee’s failure at any time to require strict performance by Maker of any provision of this Note shall not constitute a waiver or diminish Payee’s rights hereunder. No waiver by Payee of any breach or default shall constitute a waiver of any other breach or default by Maker or a waiver of any of Payee’s rights hereunder. None of the provisions of this Note shall be held to have been waived by any act or knowledge of Payee except by written instrument executed by Payee and delivered to Maker.

4. Waiver. Maker waives presentment for payment, protest, notice of protest, demand and all diligence in enforcing collection, and Maker hereby expressly agrees that Payee may, from time to time, defer or postpone payment of principal or interest, or may extend or renew the whole or any part thereof, and such deferment, postponement, renewal, extension shall not, in any manner, affect, alter or impair the obligation of any person now or hereafter becoming liable for the payment of this Note.

5. Costs and Fees. Maker agrees, to the extent permitted by law, to pay all reasonable costs incurred by Payee of collecting, or attempting to collect, this Note, whether by suit or otherwise, including a reasonable attorney’s fee.

6. Governing Law. This Note shall, in all respects, be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity, and performance.

7. Usury. Notwithstanding any provision contained herein to the contrary, in no event shall interest accrue or be payable upon any sums due and owing hereunder or to become due and owing hereunder, in excess of the highest lawful rate allowable for the times such sums, or portions thereof, shall be outstanding and unpaid, and if, by reason of the acceleration of the maturity or the payment of interest in advance, the imposition of a delinquency charge, or if, for any other reason or reasons, interest in excess of such highest lawful rate for such period of time has been paid, then the amount due Payee on account of such sums shall be reduced by such excess, except that, if such sums are less than such excess, then, at the option of Payee, Payee shall either refund such excess to Maker, or shall reduce such sums due to zero and refund to Maker the remainder of such excess.

8. Entire Agreement. This Note and the Assignment Agreement constitutes the entire agreement between the Company and Payee regarding the subject matter of this Note and the Assignment Agreement and supersedes any prior understandings, agreements, or representations by or among the Company and Payee, written or oral, to the extent they related in any way to the subject matter of this Note or the Assignment Agreement. The terms and provisions of this Note may be waived, or consent for the departure therefrom granted, only by a written document executed by the Company and Payee.

9. Notice. Any notices required or permitted to be given to the Maker of this Note shall be deemed given when hand-delivered, transmitted via facsimile transmission, or deposited in the United States mails, postage prepaid.

IN WITNESS WHEREOF, the undersigned Maker has executed this Note on the date shown below and caused this Note to be effective on the day and year first written above.

Dated effective as of the 24th day of December, 2024.

CleanCore Solutions, Inc.

By:	/s/ Clayton Adams
Name:	Clayton Adams
Title:	Chief Executive Officer